United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 20, 2006	000-31267
Date of Report (Date of earliest event reported)	Commission File Number

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	91-2048019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 Post Road West, Suite 10, Westport, CT  06880

(Address of Principal Executive Offices) (Zip Code)

(203) 271-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4(  c))

Item 1.01 Entry into a Material Definitive Agreement

On November 20, 2006, American Gres, Inc., a wholly-owned subsidiary of IWT Tesoro Corporation, entered into a -Project and Management Agreement (the “Agreement”) with a management company, Italian Tiles Technology, Inc., and its principals (the “Manager’) to develop, bring to production status and manage a fully equipped modern, technologically advanced tile manufacturing facility. (the “Facility”)  The term of the Agreement is for five years from the date financing for the Facility is secured by American Gres or IWT Tesoro Corporation..  The Manager of the project has advised that it and its principals have the experience and technical acumen in all phases of developing, constructing and operating a Facility such as the one being planned.  The obligations of the parties to the Agreement are subject to a number of conditions precedent including, among others,

•                  Obtaining the necessary financing to implement the plan for the Facility before the later of either March 31, 2007, or the date immediately prior to the expiration date of any extension to the option described below, and

•                  On or before January 31, 2007,

•  preparing acceptable budgets, pro forma financial information, and incentive compensation,

•  developing an acceptable business plan and insurance schedule, and

•  entering an escrow agreement acceptable to all parties.

The Manager currently owns an option to purchase the land for $1.2 million upon which the facility will be constructed.  The option may be extended to May 1, 2007, upon paying the land owner the sum of $10,000 per month for each month so extended.  As part of the Agreement, the Manager will assign the option to American Gres.  Additionally, American Gres will reimburse the Manager for all option payments, as well as any legal fees incurred by the Manager in connection with securing such Option (an aggregate of approximately $20,100).

As part of its responsibilities, the Manager, among other things, will manage the Facility, design, supervise the construction of and develop the Facility, assist in developing and implementing a comprehensive marketing plan, and engage contractors necessary to aid in developing the project

In consideration for the Manager’s services in developing the project, it will receive a development fee of $1.0 million upon the commencement of the work in respect to the Facility.  The Manager will also receive an annual management fee of $1.45 million, payable in equal monthly installments. All such payments will be held in escrow for six months from their respective due dates to assure that the Manager has met its obligations under the Agreement. The Manager will also receive restricted shares of IWT Tesoro common stock valued at $250,000 and based on the average closing price for the 30 day period prior to the date that the financing has been confirmed.  These shares will have a lock-up of three years from the date issued, which may occur only so long as the necessary financing is obtained..

Additionally, the Manager will earn an incentive fee at the end of the term of the Agreement equal to 15% of the financial value of the project as of the last day of the term of the Agreement.  The financial value determination formula is to be mutually agreed upon between the parties prior to January 31, 2007 and is a condition precedent to the effectiveness of the Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.45	Form of Project Development and Management Agreement dated November 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2006	IWT TESORO CORPORATION

/s/ Henry J. Boucher, Jr., President
By: Henry J. Boucher, Jr., President